Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Karman Holdings Inc. of our report dated April 9, 2025, relating to the consolidated financial statements of TCFIII Spaceco Holdings, LLC., appearing in the Annual Report on Form 10-K of Karman Holdings Inc. for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Irvine, CA

July 21, 2025